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                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549
                         -------------------------
                               SCHEDULE 14D-9

                SOLICITATION/RECOMMENDATION STATEMENT UNDER
          SECTION 14(d)(4) OF THE SECURITIES EXCHANGE ACT OF 1934

                             (AMENDMENT NO. 3)

                         -------------------------
                                EMCO LIMITED
                         (NAME OF SUBJECT COMPANY)

                                EMCO LIMITED
                    (NAME OF PERSON(S) FILING STATEMENT)

                               COMMON SHARES
                       (TITLE OF CLASS OF SECURITIES)

                                 290839109
                   (CUSIP NUMBER OF CLASS OF SECURITIES)

                              MARK F. WHITLEY
               VICE-PRESIDENT, GENERAL COUNSEL AND SECRETARY
                                EMCO LIMITED
                                PO BOX 5252
                          LONDON, ONTARIO, N68 4L6
                               (519) 645-3929
               (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON
              AUTHORIZED TO RECEIVE NOTICE AND COMMUNICATIONS
                ON BEHALF OF THE PERSON(S) FILING STATEMENT)

                              With copies to:

       GRAHAM P.C. GOW, ESQ.                 KENNETH BLACKMAN, ESQ.
       MCCARTHY TETRAULT LLP            FRIED, FRANK, HARRIS, SHRIVER &
             SUITE 4700                             JACOBSON
    TORONTO DOMINION BANK TOWER                ONE NEW YORK PLAZA
      TORONTO, ONTARIO M5K 1E6              NEW YORK, NEW YORK 10004
           (416) 362-1812                        (212) 859-8000


[ ]  CHECK THE BOX IF THE FILING RELATES SOLELY TO PRELIMINARY
     COMMUNICATIONS MADE BEFORE THE COMMENCEMENT OF A TENDER OFFER.

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     Emco Limited, an Ontario  corporation (the "Company"),  hereby further
amends  and  supplements  its   Solicitation/Recommendation   Statement  on
Schedule 14D-9, filed with the Securities and Exchange Commission on February 28, 2003, as amended by Amendment No. 1 thereto filed on March 4, 2003 and Amendment No. 2 thereto filed on March 19, 2003 (the "Schedule
14D-9"), which relates to the tender offer by 2022841 Ontario Inc., an Ontario corporation (the "Offeror"), which is an indirect wholly-owned subsidiary of Blackfriars Corp., a Delaware corporation (the "Parent").



ITEM 9.   EXHIBITS.

Item 9 is hereby amended by addition of the following:

(e)(12)   Press Release, dated as of April 4, 2003, issued by Emco Limited




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                                 SIGNATURE

     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Amendment No. 3 to the statement is true, complete and correct.





                                            EMCO LIMITED

Dated: April 4, 2003                        By:/s/ Mark F. Whitley
                                               -------------------------------
                                                Mark F. Whitley
                                                Vice President, General
                                                Counsel and Secretary



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                               EXHIBIT INDEX

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 Exhibit No.                        Description
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   (e)(12)     Press Release, dated as of April 4, 2003, issued by Emco
               Limited
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